As filed with the Securities and Exchange Commission on May 8, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
RAYONIER INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-2607329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Rayonier Way
Wildlight, FL 32097
(Address of Principal Executive Offices Including Zip Code)
Pope Resources 2005 Unit Incentive Plan
(Full title of the plan)

Mark R. Bridwell Vice President, General Counsel and Corporate Secretary 1 Rayonier Way Wildlight, FL 32097 (904) 357-9100
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Joel T. May, Esq.
Jones Day
1420 Peachtree Street
Atlanta, GA 30309
(404) 521-3939
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value	69,176(1)(2)	$23.21 (3)	$1,605,575 (3)	$208.40
(1) Represents common shares, no par value (“Common Shares”), of Rayonier Inc. (the “Registrant”) issuable pursuant to the Pope Resources 2005 Unit Incentive Plan (the “Plan”) being registered hereon.
(2) Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3) Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457 (c) and (h) under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on May 4, 2020, a date that is within five business days prior to filing.

EXPLANATORY NOTE
        On May 8, 2020 (the “Effective Time”), Pope Resources, A Delaware Limited Partnership (“Pope”), became a direct wholly-owned subsidiary of Rayonier, L.P., a Delaware limited partnership (“Opco”) (the operating company of the Registrant), as a result of a series of merger transactions (the “Acquisition”). The Acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of January 14, 2020 and amended as of April 1, 2020 (as it may be amended from time to time, the “Merger Agreement”) with the Registrant, Opco, Pope, Rayonier Operating Company LLC, a Delaware limited liability company, Rayonier Operating Company Holdings, LLC, a Delaware limited liability company, Pacific GP Merger Sub I, LLC, a Delaware limited liability company, Pacific GP Merger Sub II, LLC, a Delaware limited liability company, Pacific LP Merger Sub III, LLC, a Delaware limited liability company, Pope EGP, Inc., a Delaware corporation and Pope MGP, Inc., a Delaware corporation.
Pursuant to the Merger Agreement, each Pope Performance Restricted Unit (“PRU”) granted under the Plan that was outstanding immediately prior to the Effective Time was assumed by the Company and converted into restricted Common Shares, on the same terms and conditions (including vesting and exercisability) as the PRU, except (X) the number of restricted Common Shares subject to each such award of PRUs equals (a) the number of shares of PRUs subject thereto, multiplied by (b) 3.929 (the Assumed Shares”).
        This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant for the purpose of registering the 69,176 Common Shares issuable pursuant to PRUs outstanding immediately prior to the Effective Time under the Plan and assumed by the Registrant.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement on Form S-8 (“Registration Statement”) as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-06780);
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (Commission File No. 001-06780);
(c) The Registrant’s Current Reports on Form 8-K (Commission File No. 001-06780) filed with the Commission on March 26, 2020, April 2, 2020, April 17, 2020 and May 8, 2020; and
(d) The description of common shares, no par value, contained in a registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (1) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his or her defense of any proceeding to which he or she was a party because of his or her status as such against reasonable expenses incurred by him or her in connection with the proceeding, except to the extent limited or eliminated in the corporation’s articles of incorporation, and (2) a corporation may, but is not required to, indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined that the director or officer meets certain standards of conduct, provided, however, when a director or officer is adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her in connection with any other proceeding, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification in certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.
The Registrant’s articles of incorporation obligate the Registrant, to the maximum extent permitted by North Carolina law, to indemnify its directors and officers against all liabilities and expenses (including reasonable attorney’s fees) incurred in connection with any suit or proceeding. This right to indemnification includes the right of a director or officer to be paid expenses in advance of the final disposition of any proceeding upon receipt of an undertaking to repay such amount. the Registrant’s articles of incorporation also provide that, to the full extent permitted by law, a director shall not be personally liable for monetary damages for breach of any duty as a director.
Reference is made to Article VI and Article VII of the Registrant’s Amended and Restated Articles of Incorporation included or incorporated by reference as an exhibit to this registration statement.
The Registrant has in effect insurance policies indemnifying its directors and officers and those of its subsidiaries against civil liabilities of such directors and officers.
In addition, the Registrant has indemnification agreements in effect between it and each of its directors.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 1-06780), filed with the SEC on May 23, 2012)
4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 1-06780), filed with the SEC on October 21, 2009)
4.3	Pope Resources 2005 Unit Incentive Plan
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wildlight, State of Florida, on this 8th day of May, 2020.
RAYONIER INC.
By: /s/ Mark McHugh
Mark McHugh
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Mark R. Bridwell and Cynthia L. Jones, and each of them, any of whom may act without the joinder of the other, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ David L. Nunes David L. Nunes	President and CEO (Principal Executive Officer)	May 8, 2020
/s/ Mark McHugh Mark McHugh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 8, 2020
/s/ April Tice April Tice	Vice President, Financial Services and Corporate Controller (Principal Accounting Officer)	May 8, 2020
/s/ Keith E. Bass Keith E. Bass	Director	May 8, 2020
/s/ Dod A. Fraser Dod A. Fraser	Director	May 8, 2020
/s/ Scott R. Jones Scott R. Jones	Director	May 8, 2020
/s/ Bernard Lanigan, Jr. Bernard Lanigan, Jr.	Director	May 8, 2020
/s/ Blanche L. Lincoln Blanche L. Lincoln	Director	May 8, 2020
/s/ V. Larkin Martin V. Larkin Martin	Director	May 8, 2020
/s/ Andrew G. Wiltshire Andrew G. Wiltshire	Director	May 8, 2020